EXHIBIT 5.1
                              BAKER & BOTTS, L.L.P.
                                 One Shell Plaza
                              910 Louisiana Street
                            Houston, Texas 77002-4995

20475.0105                                                      January 22, 1996

Pride Petroleum Services, Inc.
1500 City West Boulevard
Suite 400
Houston, Texas  77042

Gentlemen:

     As set forth in the Registration Statement on Form S-3 (Registration No. 333-00027) (the "Registration Statement") filed by Pride Petroleum Services, Inc., a Louisiana corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to $80.5 million aggregate principal amount of the Company's Convertible Subordinated Debentures due 2006 (the "Debentures"), certain legal matters in connection with the Debentures are being passed upon for the Company by us. We understand that the Debentures are to be sold pursuant to the terms of an Underwriting Agreement (the "Underwriting Agreement") in substantially the form filed as Exhibit 1 to the Registration Statement and an Indenture in substantially the form filed as
Exhibit 4.4 to the Registration Statement (the "Indenture"). At your request, this opinion is being furnished to you for filing as Exhibit 5 to the Registration Statement.

     In our capacity as your counsel in the connection referred to above, we have examined the Company's Restated Articles of Incorporation and Bylaws, each as amended to date, and the originals, or copies certified or otherwise identified, of corporate records of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates.

     On the basis of the foregoing, we are of the opinion that, assuming (i) the taking of all necessary corporate action by the Company, including action by the Board of Directors and the duly authorized Pricing Committee of the Board of Directors of the Company to approve the terms of the offering of the Debentures, including approval of the terms and conditions of, and the authorization, execution and delivery of, the Underwriting Agreement, the Indenture and the Debentures, (ii) the due execution and delivery of the Indenture, (iii) the qualification of the Indenture under the Trust Indenture Act of 1939, as amended, and (iv) the due execution and authentication of the Debentures pursuant to and in accordance with the Indenture, the Debentures will, when issued against payment therefor in accordance with the terms of the Indenture and the Underwriting Agreement, be validly issued and constitute valid and binding obligations of the Company, enforceable against the Company except to the extent that the enforceability thereof may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other laws relating to or affecting creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under "Legal Opinions" in the prospectus forming a part of the Registration Statement.

                                               Very truly yours,

JDK/NJE                                        BAKER & BOTTS, L.L.P.

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